Exhibit 99.1

2007 Executive Incentive Compensation Plan

On February 16, 2007, the Compensation Committee of the Company’s Board of Directors approved the 2007 Executive Incentive Compensation Plan for the executive officers listed below. If certain revenue and earnings targets are met for the first, second, third, and fourth quarters of 2007 and for the year ending December 31, 2007, the maximum cumulative payments to these executive officers under the 2007 Executive Incentive Compensation Plan are as follows:

James R. Zarley	Chief Executive Officer	$420,000
Tom A. Vadnais	President – U.S.	$315,000
Samuel J. Paisley	Chief Administrative Officer	$315,000
Scott H. Ray	Chief Financial Officer	$315,000
Peter Wolfert	Chief Technology Officer	$170,000
Scott P. Barlow	Vice President, General Counsel and Secretary	$70,000
Carl White	Chief Operating Officer - Europe	£160,000